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
--------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                      ---------------------------
 FORM 3                                               WASHINGTON, DC 20549                                       OMB APPROVAL
--------                                                                                                 ---------------------------
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              OMB Number:       3235-0104
                                                                                                         Expires:  December 31, 2001
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      Estimated average burden
                                Section 17(a) of the Public Utility Holding Company Act of 1935          hours per response......0.5
                                    or Section 30(f) of the Investment Company Act of 1940               ---------------------------

(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or        6. If Amendment,
                                              Requiring Statement           Trading Symbol                      Date of Original
    ALARCON     MICHELLE                                                                                        (Month/Day/Year)
----------------------------------------      April 20, 2001                ARV Assisted Living, Inc. (SRS)
     (Last)     (First)     (Middle)       ----------------------------  ----------------------------------  -----------------------
                                           3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
     245 FISCHER AVENUE, #D-1                 Number of Reporting           Person(s) to Issuer                 Group Filing (Check
----------------------------------------      Person (Voluntary)            (Check all applicable)              applicable line)
             (Street)
                                           ----------------------------        Director         10% Owner      X    Form filed by
COSTA MESA,   CALIFORNIA     92626                                        -----            -----             -----  One Reporting
----------------------------------------                                                                            Person
  (City)        (State)      (Zip)                                          X   Officer           Other
                                                                          ----- (give title ----- (specify          Form filed by
                                                                                 below)            below)    -----  More than One
                                                                                                                    Reporting Person
                                                                           Senior Vice President, Human Resources
                                                                          ---------------------------------------

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                                         TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial Ownership
                                                (Instr. 4)                      Indirect (I)               (Instr. 4)
                                                                                (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   Page 1
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exercisable   3. Title and Amount of       4. Conversion   5. Ownership      6. Nature of
   (Instr. 4)                       and Expiration        Securities Underlying        or Exercise     Form of           Indirect
                                    Date (Month/          Derivative Security          Price of        Derivative        Beneficial
                                    Day/Year)             (Instr. 4)                   Derivative      Security:         Ownership
                                 -------------------------------------------------     Security        Direct (D)        (Instr. 5)
                                 Date                                    Amount or                     or Indirect(I)
                                 Exercis-   Expiration                   Number of                     (Instr. 5)
                                 able       Date            Title        Shares
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Employee Stock Option
(Right to Buy)                    (1)       12/13/10      Common Stock    35,000         0.5625             D
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Explanation of Responses:

(1) The options vest in three equal installments over a three year period. The first installment will vest on the first day of the quarter immediately following the Company achieving a positive cash flow and profitability for two consecutive quarters and the second and third installments will vest on the first and second anniversaries of such date, respectively, provided that in no case will vesting begin later than December 14, 2005.

                                                                                  /s/ MICHELLE ALARCON                May 10, 2001
** Intentional misstatements or omissions of facts constitute Federal            -------------------------------      ------------
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               **Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
a currently valid OMB Number                                                                                                  Page 2
                                                                                                                     SEC 1473 (7-96)
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